FORM 5

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

____Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). Form 3 Holding Reported. Form 4 Transactions Reported.

1.  Name and Address of Reporting Person

   	Franklin, Michael G.
   	425 Corporate Circle
   	Golden, CO  80401

2.  Issuer Name and Ticker or Trading Symbol

   	Unique Mobility, Inc. (UQM)

3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)

   	N/A

4.  Statement for Month/Year

   	March 1999

5.  If Amendment, Date of Original (Month/Year)

   	N/A

6.  Relationship of Reporting Person to Issuer

   	Vice President - Electronic Manufacturing and Director

7. Individual or Joint/Group Reporting

   Individual

TABLE I-Non-Derivative Securities Acquired, Disposed Of, or Benefically Owned

1.  Title of Security (Instr. 3)

   	Line 1 - Common Stock
   	Line 2 - Common Stock

2.  Transaction Date (Month/Day/Year)

   	N/A

3.  Transaction Code (Instr. 8)

   	N/A

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	N/A

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)

   	Line 1 - 69,000 shares
   	Line 2 -  6,000 shares

6.  Ownership Form:  Direct (D) or Indirect (I)  (Instr. 4)

   	Line 1 - Indirect
   	Line 2 - Indirect

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    Line 1 - Escrow Account - FBO Michael Franklin
    Line 2 - Escrow Account - FBO Debbie Franklin


TABLE II-Derivative Securities Acquired, Disposed Of, or Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

1.  Title of Derivative Security (Instr. 3)

   	Line 1 - Call option     		Line 4 - Call Option
   	Line 2 - Call option     		Line 5 - Call Option
   	Line 3 - Call option	     	Line 6 - Call Option

2.  Conversion or Exercise Price of Derivative Security

   	Line 1 - $4.38          			Line 4 - $4.38
   	Line 2 - $4.38          			Line 5 - $4.38
   	Line 3 - $4.38           		Line 6 - $4.38

3.  Transaction Date (Month/Day/Year)

   	Line 1 - March 23, 1999  		Line 4 - March 23, 1999
   	Line 2 - March 23, 1999  		Line 5 - March 23, 1999
   	Line 3 - March 23, 1999	  	Line 6 - March 23, 1999

4.  Transaction Code (Instr. 8)

   	Line 1 - Code:  A       			Line 4 - Code:  A
   	Line 2 - Code:  A	       		Line 5 - Code:  A
   	Line 3 - Code:  A	       		Line 6 - Code:  A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	Line 1 - Amount: 23,664	  	Line 4 - Amount: 1,239
   	Line 2 - Amount: 23,664  		Line 5 - Amount: 1,239
   	Line 3 - Amount: 23,664  		Line 6 - Amount: 1,240

6.  Date Exercisable and Expiration Date (Month/Day/Year)

   	Line 1 - Date exercisable: March 23, 2000; Expiration Date: March 22, 2009 Line 2 - Date exercisable: March 23, 2001; Expiration Date: March 22, 2009 Line 3 - Date exercisable: March 23, 2002; Expiration Date: March 22, 2009
   	Line 4 - Date exercisable: March 23, 2000; Expiration Date: March 22, 2009 Line 5 - Date exercisable: March 23, 2001; Expiration Date: March 22, 2009 Line 6 - Date exercisable: March 23, 2002; Expiration Date: March 22, 2009

7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

   	Line 1 - Title of Underlying Securities: Common Stock; Amount: 23,664 shares
   	Line 2 - Title of Underlying Securities: Common Stock; Amount: 23,664 shares
   	Line 3 - Title of Underlying Securities: Common Stock; Amount: 23,664 shares
   	Line 4 - Title of Underlying Securities: Common Stock; Amount:  1,239 shares
   	Line 5 - Title of Underlying Securities; Common Stock; Amount:  1,239 shares
   	Line 6 - Title of Underlying Securities; Common Stock; Amount:  1,240 shares

8.  Price of Derivative Security (Instr. 5)

   	N/A

9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

   	Line 6 - Amount:  174,710 shares

10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

   	Direct - 170,992
   	Indirect - 3,718

11. Nature of Indirect Beneficial Ownership  (Instr. 4)

    Call Options as to 3,718 shares of common stock are held by Debbie Franklin, Wife of Mr. Franklin

Explanation of Responses:

    	N/A

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


  /s/Michael G. Franklin
**Signature of Reporting Person                  Date: May 14, 1999